Exhibit 99.1

Investor Contact:	Media Contact:
Scott W. Dudley Jr.	Jessica B. Willingham
314-342-0878	314-342-3300
sdudley@TheLacledeGroup.com	jwillingham@TheLacledeGroup.com

FOR IMMEDIATE RELEASE

The Laclede Group Announces the Sale of New England Gas Company

to Algonquin Power & Utilities Corp.

ST. LOUIS, MO – February 11, 2013 – The Laclede Group, Inc. (“Laclede”) today announced that Laclede has entered into an agreement (“New Agreement”) with Algonquin Power & Utilities Corp. (“APUC”) that will allow an APUC subsidiary to assume Laclede’s rights to purchase the assets of New England Gas Company (“NEG”), subject to certain approvals and conditions described below. NEG is a natural gas utility serving 50,000 customers in Massachusetts, an operating division of Southern Union Company (“Southern Union”), an affiliate of Energy Transfer Equity, L.P. and Energy Transfer Partners, L.P. Laclede announced on December 17, 2012 that one of its wholly owned subsidiaries had entered into a purchase and sale agreement with Southern Union to acquire the assets of NEG (“Initial Agreement”).

“Algonquin shares our promise to maintain the high standards of safety, service and operational excellence for the customers and employees of New England Gas Company,” said Suzanne Sitherwood, president and chief executive officer of Laclede. “While we had made plans for welcoming New England Gas Company into the Laclede family, Algonquin presented an offer to purchase New England Gas. In addition to being a strong utility operator like Laclede, Algonquin brings with it the advantage of already having operations in the region. Accordingly, this transaction will provide value to both our shareholders and NEG’s customers, without affecting the rest of the acquisition.”

APUC’s acquisition of NEG is subject to approval from the Massachusetts Department of Public Utilities. Laclede and Southern Union filed for regulatory approval with the department on January 24, 2013, and as a result of this agreement with APUC, the parties will work to amend that filing to include approval of APUC’s acquisition of NEG.

The parties entered into a Consent Agreement reflecting, among other things, Southern Union’s consent and agreement to facilitate APUC’s acquisition of NEG by means of the New Agreement after all conditions to closing under the Initial Agreement as well as under the New Agreement have been satisfied. The Laclede subsidiary will remain obligated to acquire NEG pursuant to the terms of the Initial Agreement with Southern Union in the event that APUC is not able to satisfy all conditions to closing on or before October 14, 2013. The companies expect to close both of these transactions before the end of the third quarter of calendar 2013. The transactions do not impact Laclede’s acquisition of Southern Union’s Missouri Gas Energy division, also announced in December 2012. MGE is a natural gas utility serving over 500,000 customers in Kansas City and portions of Western Missouri.

Wells Fargo Securities, LLC is acting as financial advisor to Laclede.

-more-

The Laclede Group, Inc. (NYSE: LG), headquartered in St. Louis, Missouri, is a public utility holding company. Its subsidiary, Laclede Gas Company, the regulated operations of which are included in the Regulated Gas Distribution segment, serves approximately 630,000 residential, commercial and industrial customers in St. Louis City and parts of 10 counties in eastern Missouri. Laclede’s primary non-utility business, Laclede Energy Resources, Inc., included in the Non-Regulated Gas Marketing segment, provides non-regulated natural gas services. Laclede Group is committed to pursuing growth through 1) developing and investing in emerging technologies; 2) investing in infrastructure; 3) acquiring businesses to which the Company can apply its operating model, and 4) leveraging its current business unit competencies. For more information about Laclede and its subsidiaries, visit www.TheLacledeGroup.com.

CAUTIONARY STATEMENTS ON FORWARD-LOOKING INFORMATION

This news release may include certain statements concerning expectations for the future, including statements regarding the anticipated benefits and other aspects of the transaction described above, that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond the control of the management teams of Laclede or APUC. Among those is the risk that the transactions described above may not be consummated or that the anticipated benefits from the transactions cannot be fully realized. An extensive list of factors that can affect future results are discussed in the reports filed with the Securities and Exchange Commission by Laclede. Laclede does not undertake any obligation to update or revise any forward-looking statement to reflect new information or events.

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